Hexion Specialty Chemicals, Inc. 180 East Broad Street Columbus, OH 43215 hexion.com	Exhibit 99.1 NEWS RELEASE

FOR IMMEDIATE RELEASE

Hexion Specialty Chemicals Reports Third Quarter 2008 Results

COLUMBUS, Ohio – (November 14, 2008) – Hexion Specialty Chemicals, Inc., today reported its results for the third quarter ended September 30, 2008. Results for the third quarter of 2008 include:

•	Revenues of $1.61 billion in 2008 compared to $1.43 billion during the prior year period, an increase of 13 percent;

•	Operating income of $7 million for the third quarter of 2008 versus operating income of $88 million for the comparable prior year period. Third quarter 2008 operating income was negatively impacted by: $51 million in merger costs associated with the pending merger with Huntsman Corporation; $31 million in increased raw materials, freight and utility costs that were not fully passed through to customers during the quarter; and a $12 million negative impact from Hurricanes Gustav and Ike.

•	Net loss of $76 million for the 2008 quarter versus a net loss of $2 million in the third quarter of 2007 primarily due to the same factors impacting operating income.

•	Segment EBITDA (earnings before interest, taxes, depreciation and amortization) totaled $130 million in the third quarter of 2008 compared to $162 million during the prior year period. The $130 million in EBITDA was negatively impacted by the $12 million in hurricane-related costs. (Note: Segment EBITDA is a non-GAAP financial measure and is defined and reconciled to Net Income later in this release.)

•	Adjusted EBITDA was $655 million for the Last Twelve Month (LTM) period ended September 30, 2008. (Note: Adjusted EBITDA is a non-GAAP financial measure and is defined and reconciled to Net loss later in this release.)

“The majority of our specialty products continued to perform well in the third quarter of 2008 when compared to the prior year period, with softer results primarily driven by our base epoxy resins, monomers and U.S. coatings businesses,” said Craig O. Morrison, Chairman, President and CEO. “We continue to focus on passing through inflationary trends through price increases. However, we were unable to fully recover the raw materials, utility and freight increases during the quarter.

“The weakening global economy clearly impacted some of our businesses. We expect these conditions to last at least through 2009. We are encouraged by the moderation in prices for key feedstocks that began to develop late in the quarter, although we did not benefit in the third quarter from these declines due to timing.

“There were a number of positive trends for Hexion during the quarter as our Formaldehyde and Forest Products Segment posted year-over-year EBITDA gains primarily due to productivity initiatives, acquisitions, and sales outside of North America, while oilfield products, electronics, and specialty epoxies benefited from steady customer demand. In addition, our Russian forest products joint venture with OAO Shchekinoazot and the new forest products manufacturing site currently under construction in Brazil also remain on track to begin production within the first-half of 2009.”

Productivity and Synergy Update

The Company announced that it is targeting an additional $60 million in productivity savings. Most of the actions to obtain these savings will have been initiated or completed within the next eighteen months. These cost reduction actions are designed to further improve the efficiency of its business.

Hexion’s targeted productivity savings are expected to be generated primarily among two areas: manufacturing and commercial, with $32 million in targeted savings; and support services, with $28 million in targeted savings. In addition, Hexion continues to pursue additional sourcing initiatives, which are not included as part of the $60 million productivity program.

“The additional productivity savings are intended to align our manufacturing and support infrastructure with the current market conditions, while still providing a platform for future growth. These are always difficult decisions, but they are necessary under the current business environment,” Morrison said.

The Company also reported ongoing progress with its synergy program from the Hexion formation, as the Company achieved $7 million in incremental synergies during the third quarter of 2008. As of September 30, 2008, Hexion has achieved $138 million in synergies from its program targeting $175 million in savings.

Huntsman Transaction Update

On July 12, 2007, the Company entered into a merger agreement (the “Agreement”) to acquire Huntsman in an all-cash transaction initially valued at approximately $10.6 billion, which included the assumption of debt. Under the terms of the agreement, Huntsman stockholders would receive $28.00 in cash for each outstanding share of Huntsman common stock. The Agreement also provided that the cash price per share to be paid by the Company would increase each day through the consummation of the merger at the equivalent of approximately 8% per annum (less any dividends or distributions declared or made) beginning April 6, 2008. In connection with the transaction, the Company obtained financing commitments from affiliates of Credit Suisse and Deutsche Bank (the “Banks”).

The transaction was approved by Huntsman’s stockholders on October 16, 2007. The U.S. Federal Trade Commission and the European Commission have also approved the transaction conditioned on the divestiture of certain portions of the Company’s global specialty epoxy resins business.

On June 18, 2008, the Company and certain related entities filed suit in the Delaware Court of Chancery to declare their contractual rights with respect to the Agreement (the “Huntsman Action”). In the Huntsman Action, the Company alleged, among other things, that the capital structure agreed to by the Company and Huntsman for the combined company was no longer viable due primarily to Huntsman’s increased net debt and lower than expected earnings, and that consummating the merger on the basis of the agreed capital structure would render the combined company insolvent. The Huntsman Action also alleged that Huntsman suffered a Company Material Adverse Effect, as defined in the Agreement.

On September 29, 2008, the Delaware Court of Chancery entered a judgment in favor of Huntsman ordering the Company to specifically perform its covenants under the Agreement, including the obligation to use its reasonable best efforts to take all actions necessary and proper to consummate the merger in the most expeditious manner practicable and finding that the

Company had knowingly and intentionally breached the Agreement, potentially exposing the Company to damages in excess of the $325 million termination fee. Although the Company is appealing these rulings, it has been using its reasonable best efforts to consummate the merger and comply with the Court’s order.

The closing of the Huntsman merger was scheduled for October 28, 2008. Both Huntsman and the Company were prepared to complete the merger on that date but the Banks refused to provide the funding for the merger pursuant to their financing commitment letter on the basis that the solvency certificate delivered by Huntsman’s Chief Financial Officer and a solvency opinion provided by American Appraisal Associates were not customary and reasonably satisfactory.

On October 29, 2008, Hexion commenced an action in the Supreme Court of the State of New York against the Banks alleging that the Banks breached their obligations under the financing commitment letter to fund the closing of the merger, and seeking specific performance of the Banks’ obligations on an expedited basis (the “New York Bank Action”). On October 31, the Court in the New York Bank Action denied the Company’s motion for a temporary restraining order and preliminary injunction extending the expiration of the financing commitment letter pending the trial of the Company’s claim on the merits. Trial on the Company’s claim in the New York Bank Action for an order of specific performance requiring the Banks to provide funding for the merger is scheduled to begin on January 8, 2009. Further information about this and other litigation related to the transaction will be contained in the Company’s Quarterly Report on Form 10-Q for the period ended September 30, 2008.

Nine Month 2008 Results

Sales for the first nine months of 2008 were $4.92 billion, a 14 percent increase compared to the first nine months of 2007. The increase in sales was driven by pricing actions and the positive impact of acquisitions, as well as favorable foreign currency translation. Operating loss for the first nine months of 2008 totaled $17 million compared to operating income of $281 million in the first nine months of 2007. 2008 operating results were impacted by $227 million in pending merger costs, as well as raw material headwinds, lower volumes in certain product lines and Hurricanes Gustav and Ike. The impact of these factors was partially off-set by pricing actions and the continued realization of synergies compared to the similar year-ago period. Hexion posted a net loss for the first nine months of 2008 of $269 million compared to a net loss of $2 million in the first nine months of 2007.

Restatement of Financials for First and Second Quarters 2008

Hexion announced that, on November 10, 2008, management discovered errors in the amount of non-cash unrealized foreign exchange gains and losses on intercompany balances recorded in the Company’s results of operations for the three months ended March 31, 2008 and the three and six months ended June 30, 2008. The errors related to the misapplication of procedures for a newly-implemented system enhancement to record foreign exchange gains and losses on intercompany balances. The errors do not impact Hexion’s previously-reported revenues, total assets, total liabilities, Segment EBITDA or cash flows from operations for the three months ended March 31, 2008 and the three and six months ended June 30, 2008. Following discussion and analysis of the facts and circumstances, on November 12, 2008 Hexion concluded that its previously issued financial statements for those periods should be restated.

The impact of the corrections is expected to be:

•

an increase of approximately $1 million in operating income, a decrease of approximately $9 million in non-operating income, and a decrease of approximately $6 million in net income for the three months ended March 31, 2008;

•

a decrease of approximately $2 million in operating income, an increase of approximately $1 million in non-operating income, and a decrease of approximately $1 million in net income for the three months ended June 30, 2008; and

•

a decrease of approximately $1 million in operating income, a decrease of approximately $8 million in non-operating income, and a decrease of approximately $7 million in net income for the six months ended June 30, 2008.

Management discussed its conclusions with the Audit Committee on November 13, 2008, which agreed with management’s recommendation that the Company’s previously issued financial statements for the quarters ended March 31, 2008 and June 30, 2008 should no longer be relied upon and should be restated. Hexion and its Audit Committee have also discussed the decision to restate the previously-issued financial statements and the matters disclosed in this filing with PricewaterhouseCoopers LLP, our independent registered public accounting firm. Hexion will file Forms 10-Q/A, which will include restated interim financial statements as of and for the three months ended March 31, 2008 and as of and for the three and six months ended June 30, 2008, as soon as practical.

Segment Results

Following are net sales and Segment EBITDA by reportable segment for the third quarter and first nine months of 2008. Segment EBITDA is defined as EBITDA adjusted to exclude certain non-cash and non-recurring expenses. Segment EBITDA is the primary performance measure used by the Company to evaluate operating results and allocate resources among segments. Segment EBITDA is also the profitability measure used in management and executive incentive compensation programs. Corporate and Other primarily represents certain corporate, general and administrative expenses that are not allocated to the segments.

	Three months ended Sept. 30,		Nine months ended Sept. 30,
	2008	2007	2008	2007
Net Sales to Unaffiliated Customers(1)(2)(3):
Epoxy and Phenolic Resins	$650	$602	$1,986	$1,767
Formaldehyde and Forest Products Resins	525	399	1,575	1,256
Coatings and Inks	319	329	1,009	1,014
Performance Products	117	97	345	293

	$1,611	$1,427	$4,915	$4,330

Segment EBITDA(2)(3):
Epoxy and Phenolic Resins	$62	$94	$194	$272
Formaldehyde and Forest Products Resins	46	40	147	129
Coatings and Inks	11	20	44	69
Performance Products	23	22	68	57
Corporate and Other	(12)	(14)	(38)	(41)

1.	Intersegment sales are not significant and, as such, are eliminated within the selling segment.
2.	Net sales and Segment EBITDA include the Orica Limited adhesives and resins business acquisition and the Arkema GmbH forest product resins and formaldehyde business acquisition from February 1, 2007 and November 1, 2007, respectively.
3.	Certain of the Company’s product lines have been realigned, resulting in reclassifications between Segments. Prior period balances have been reclassified to conform to current presentations.

Earnings Call

Hexion will host a teleconference to discuss Third Quarter 2008 results on Friday, November 14, 2008, at 4:30 p.m. Eastern Time. Because of the pending litigation against affiliates of Credit Suisse and Deutsche Bank associated with the pending merger of Huntsman, Hexion will not conduct a question-and-answer session during the call.

Interested parties are asked to dial-in approximately 10 minutes before the call begins at the following numbers:

U.S. Participants: 866-362-4829

International Participants: 617-597-5346

Participant Passcode: 84817226

Live Internet access to the call and presentation materials will be available through the Investor Relations section of the Company’s website: www.hexion.com.

A replay of the call will be available for three weeks beginning on November 17, 2008. The playback can be accessed by dialing 888-286-8010 (U.S.) and 617-801-6888 (International). The passcode is 22171297. A replay also will be available through the Investor Relations Section of the Company’s website.

Reconciliation of Segment EBITDA to Net loss (Unaudited)

(U.S. Dollars in Millions)

	Three months ended September 30,		Nine months ended September 30,
	2008	2007	2008	2007
Segment EBITDA:
Epoxy and Phenolic Resins	$62	$94	$194	$272
Formaldehyde and Forest Products Resins	46	40	147	129
Coatings and Inks	11	20	44	69
Performance Products	23	22	68	57
Corporate and Other	(12)	(14)	(38)	(41)

Reconciliation:
Items not included in Segment EBITDA
Pending merger costs	(51)	—	(227)	—
Integration and transaction costs	(5)	(8)	(20)	(29)
Non-cash charges	(6)	(2)	(15)	(17)
Unusual items:
Gains on divestiture of assets	1	4	11	8
Business realignments	(9)	(6)	(22)	(16)
Derivative settlement	(13)	—	(13)	—
Other	(2)	(9)	(9)	(9)

Total unusual items	(23)	(11)	(33)	(17)

Total adjustments	(85)	(21)	(295)	(63)
Interest expense, net	(75)	(84)	(227)	(237)
Income tax benefit (expense)	5	(10)	(5)	(43)
Depreciation and amortization	(51)	(49)	(157)	(145)

Net loss	$(76)	$(2)	$(269)	$(2)

Reconciliation of Last Twelve Month Net Loss to Adjusted EBITDA

Adjusted EBITDA is defined as EBITDA further adjusted to exclude certain non-cash and certain non-recurring costs. Adjusted EBITDA also includes expected future cost savings and other adjustments permitted in calculating covenant compliance under the indenture governing certain of the Company’s debt instruments and the Company’s senior credit facility. Certain covenants in these agreements (i) require the Company to have a senior secured debt to Adjusted EBITDA ratio and (ii) restrict the Company’s ability to take certain actions such as incurring additional debt or making certain acquisitions if the Company is unable to meet this ratio and also a defined Adjusted EBITDA to Fixed Charge ratio. The Company’s ability to incur additional indebtedness and to make future acquisitions requires an Adjusted EBITDA to Fixed Charges ratio (measured on a trailing four-quarter basis) of 2.0:1.0. Fixed charges are defined as interest expense excluding the amortization or write-off of deferred financing costs. Failure to comply with these covenants can result in limiting long-term growth prospects by hindering the Company’s ability to incur future indebtedness or grow through acquisitions. The Company believes that including the supplemental adjustments applied in presenting Adjusted EBITDA is appropriate to provide additional information to investors to demonstrate compliance with financial covenants and assess the Company’s future ability to incur additional indebtedness. Adjusted EBITDA and fixed charges are not defined terms under accounting principles generally accepted in the United States of America (US GAAP).

Adjusted EBITDA is not intended to represent any measure of earnings or cash flow in accordance with US GAAP and the Company’s calculation and use of this measure may differ from other companies. These non-GAAP measures should not be used in isolation or as a substitute for measures of performance or liquidity. Adjusted EBITDA should not be considered an alternative to operating income or net loss under US GAAP to evaluate the Company’s results of operations or as an alternative to cash flows as a measure of liquidity. Fixed Charges should not be considered an alternative to interest expense.

(U.S. Dollars in Millions)

Sept. 30, 2008 LTM Period
Reconciliation of Net Loss to Adjusted EBITDA
Net loss	$(332)
Income taxes	6
Interest expense, net	300
Depreciation and amortization expense	210

EBITDA	184
Adjustments to EBITDA:
Acquisitions EBITDA(1)	18
Pending merger costs(2)	227
Integration and transaction costs(3)	30
Non-cash items(4)	52
Unusual items:
Gain on divestiture of assets	(11)
Business realignments(5)	27
Realized derivative loss(6)	12
Purchase accounting effects/inventory step up	1
Other(7)	18

Total unusual items	47

In process Synergies and productivity savings(8)	97

Adjusted EBITDA	$655

Fixed charges(9)	$263

Ratio of Adjusted EBITDA to Fixed Charges(10)	2.49

(1)

Represents the incremental EBITDA impact of the Arkema Acquisition as if it had taken place at the beginning of the period. Also includes the impacts of in process synergies related to our previous acquisitions.

(2)	Primarily represents accounting, consulting, tax and legal costs related to the pending Huntsman merger and litigation. Also represents the write-off of previously deferred acquisition costs.
(3)

Primarily represents redundancy and incremental administrative costs associated with integration programs. Also includes costs to implement a single, company-wide management information and accounting system and a new consolidations and financial reporting system.

(4)	Includes non-cash charges for impairments of property and equipment, accelerated depreciation, stock-based compensation and unrealized foreign exchange and derivative activity.
(5)	Represents plant rationalization, headcount reduction and other costs associated with business realignments.
(6)	Represents a derivative settlement on a portion of our cross currency and interest rate swaps.
(7)	Includes the income of the announced Alkyds Divestiture, management fees, costs to settle a lawsuit and realized foreign currency activity.
(8)	Represents estimated net unrealized synergy savings resulting from the Hexion Formation of $37 million and productivity savings of $60 million.
(9)

The charges reflect pro forma interest expense based on interest rates at November 13, 2008 as if the Arkema Acquisition and the amendment of our senior secured credit facilities had taken place at the beginning of the period.

(10)

We are required to have an Adjusted EBITDA to Fixed Charges ratio of greater than 2.0 to 1.0 to be able to incur additional indebtedness under our indenture for the Second Priority Senior Secured Notes. As of September 30, 2008, the Company was able to satisfy this covenant and incur additional indebtedness under this indenture.

Forward Looking Statements

Certain statements in this press release are forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. In addition, the management of Hexion Specialty Chemicals, Inc. (which may be referred to as “Hexion,” “we,” “us,” “our” or the “Company”) may from time to time make oral forward-looking statements. Forward looking statements may be identified by the words “believe,” “expect,” “anticipate,” “project,” “plan,” “estimate,” “will” or “intend” or similar expressions. Forward-looking statements reflect our current views about future events and are based on currently available financial, economic and competitive data and on our current business plans. Actual results could vary materially depending on risks and uncertainties that may affect our markets, services, prices and other factors as discussed in our 2007 Annual Report on Form 10-K, and our other filings, with the Securities and Exchange Commission (SEC). Important factors that could cause actual results to differ materially from those in the forward-looking statements include, but are not limited to: our pending merger with Huntsman Corporation, including the related pending litigation; economic factors such as the current credit crises and economic downturn and an interruption in the supply of or increased pricing of raw materials due to natural disasters; competitive factors such as pricing actions by our competitors that could affect our operating margins; and regulatory factors such as changes in governmental regulations involving our products that lead to environmental and legal matters as described in our 2007 Annual Report on Form 10-K, and our other filings, with the SEC.

About Hexion Specialty Chemicals

Based in Columbus, Ohio, Hexion Specialty Chemicals serves the global wood and industrial markets through a broad range of thermoset technologies, specialty products and technical support for customers in a diverse range of applications and industries. Hexion Specialty Chemicals is controlled by an affiliate of Apollo Management, L.P. Additional information is available at www.hexion.com.

Contacts

Investors:

John Kompa

Director, Investor Relations

Hexion Specialty Chemicals

+1 614 225 2223

john.kompa@hexion.com

Media:

Peter F. Loscocco

Vice President, Public Affairs

Hexion Specialty Chemicals

+1 614 225 4127

peter.loscocco@hexion.com

(See Attached Financial Statements)

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

HEXION SPECIALTY CHEMICALS, INC. (Unaudited)

	Three Months ended September 30,
(In millions)	2008	2007
Net sales	$1,611	$1,427
Cost of sales	1,446	1,221

Gross profit	165	206
Selling, general and administrative expense	100	97
Pending merger costs	51	—
Integration and transaction costs	5	8
Other operating expense, net	2	13

Operating income	7	88
Interest expense, net	75	84
Other non-operating expense (income), net	12	(1)

(Loss) income before income tax, earnings from unconsolidated entities and minority interest	(80)	5
Income tax (benefit) expense	(5)	10

Loss before earnings from unconsolidated entities and minority interest	(75)	(5)
Earnings from unconsolidated entities, net of taxes	—	1
Minority interest in net (income) loss of consolidated subsidiaries	(1)	2

Net loss	$(76)	$(2)

Comprehensive (loss) income	$(177)	$22

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

HEXION SPECIALTY CHEMICALS, INC. (Unaudited)

	Nine Months ended September 30,
(In millions)	2008	2007
Net sales	$4,915	$4,330
Cost of sales	4,366	3,705

Gross profit	549	625
Selling, general and administrative expense	303	292
Pending merger costs	227	—
Integration and transaction costs	20	29
Other operating expense, net	16	23

Operating (loss) income	(17)	281
Interest expense, net	227	237
Other non-operating expense, net	18	5

(Loss) income before income tax, earnings from unconsolidated entities and minority interest	(262)	39
Income tax expense	5	43

Loss before earnings from unconsolidated entities and minority interest	(267)	(4)
Earnings from unconsolidated entities, net of taxes	2	3
Minority interest in net income of consolidated subsidiaries	(4)	(1)

Net loss	$(269)	$(2)

Comprehensive (loss) income	$(302)	$78

CONDENSED CONSOLIDATED BALANCE SHEETS

HEXION SPECIALTY CHEMICALS, INC. (Unaudited)

(In millions, except share data)	Sept. 30, 2008	Dec. 31, 2007
Assets
Current assets
Cash and cash equivalents (including restricted cash of $8 at September 30, 2008)	$242	$199
Accounts receivable (net of allowance for doubtful accounts of $22)	843	874
Inventories:
Finished and in-process goods	448	418
Raw materials and supplies	193	185
Other current assets	91	78

Total current assets	1,817	1,754

Other assets, net	104	223
Property and equipment
Land	104	105
Buildings	320	325
Machinery and equipment	2,208	2,231

	2,632	2,661
Less accumulated depreciation	(1,122)	(1,046)

	1,510	1,615
Goodwill	199	206
Other intangible assets, net	187	208

Total assets	$3,817	$4,006

Liabilities and Shareholder’s Deficit
Current liabilities
Accounts and drafts payable	$708	$718
Debt payable within one year	87	85
Interest payable	59	54
Income taxes payable	63	47
Other current liabilities	326	342

Total current liabilities	1,243	1,246

Long-term liabilities
Long-term debt	3,798	3,635
Long-term pension and post employment benefit obligations	188	220
Deferred income taxes	135	141
Other long-term liabilities	124	138

Total liabilities	5,488	5,380

Minority interest in consolidated subsidiaries	13	12
Commitments and contingencies

Shareholder’s Deficit
Common stock—$0.01 par value; 300,000,000 shares authorized, 170,605,906 issued and 82,556,847 outstanding at September 30, 2008 and December 31, 2007	1	1
Paid-in deficit	(9)	(13)
Treasury stock, at cost—88,049,059 shares	(296)	(296)
Accumulated other comprehensive income	141	174
Accumulated deficit	(1,521)	(1,252)

Total shareholder’s deficit	(1,684)	(1,386)

Total liabilities and shareholder’s deficit	$3,817	$4,006

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

HEXION SPECIALTY CHEMICALS, INC. (Unaudited)

	Nine months ended September 30,
(In millions)	2008	2007
Cash flows (used in) provided by operating activities
Net loss	$(269)	$(2)
Adjustments to reconcile net loss to net cash (used in) provided by operating activities:
Depreciation and amortization	157	145
Write-off of deferred acquisition costs	101	—
Minority interest in net income of consolidated subsidiaries	4	1
Stock-based compensation expense	4	4
Gain on sale of assets, net of tax	(8)	(8)
Deferred tax (benefit) provision	(2)	6
Cash settlement of derivative	13	—
Other non-cash adjustments	15	17
Net change in assets and liabilities, excluding acquisitions:
Accounts receivable	2	(56)
Inventories	(54)	15
Accounts and drafts payable	10	(39)
Income taxes payable	11	(27)
Other assets, current and non-current	(9)	(6)
Other liabilities, current and long-term	(23)	34

Net cash (used in) provided by operating activities	(48)	84

Cash flows used in investing activities
Capital expenditures	(89)	(72)
Capitalized interest	—	(1)
Acquisition of businesses, net of cash acquired	—	(63)
Deferred acquisition costs	—	(105)
Change in restricted cash	(8)	—
Proceeds from the sale of assets	13	18

Net cash used in investing activities	(84)	(223)

Cash flows provided by financing activities
Net short-term debt borrowings (repayments)	3	(2)
Borrowings of long-term debt	1,056	2,154
Repayments of long-term debt	(871)	(1,837)
Long-term debt and credit facility financing fees	—	(2)
Cash settlement of derivative	(13)	—
Payments of dividends on common stock	(1)	(11)

Net cash provided by financing activities	174	302

Effect of exchange rates on cash and cash equivalents	(7)	9
Increase in cash and cash equivalents	35	172
Cash and cash equivalents at beginning of period	199	64

Cash and cash equivalents (unrestricted) at end of period	234	236

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